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                                                                    Exhibit 11.1

                           ML MACADAMIA ORCHARDS, L.P.
             COMPUTATION OF NET INCOME PER CLASS A UNIT (UNAUDITED)
                      (in thousands, except per unit data)

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
                                                              THREE MONTHS                            SIX MONTHS
                                                             ENDED JUNE 30,                         ENDED JUNE 30,
                                                     --------------------------------      ---------------------------------
                                                         2000              1999                 2000              1999
                                                     --------------    --------------      ---------------    --------------

Net income                                        $             62   $            16     $            127   $           557

Class A Unitholders
  (ownership percentage)                              x        99%        x      99%           x      99%        x      99%
                                                     --------------    --------------      ---------------    --------------

Net income allocable
  to Class A Unitholders                          $             61   $            16     $            126   $           551
                                                     ==============    ==============      ===============    ==============


Class A Units outstanding                                    7,500             7,500                7,500             7,500
                                                     ==============    ==============      ===============    ==============


Net income per Class A Unit                       $           0.01   $         -         $            0.02  $           0.07
                                                     ==============    ==============      ===============    ==============
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